Exhibit (c)(3)
Project Hero Presentation to The Special Committee CONFIDENTIAL July 17, 2006 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE.

Table of Contents 1. Executive Summary 2. Situation Overview 3. Strategic Alternatives Assessment 4. Preliminary Valuation Summary 5. Financing Considerations 6. Next Steps Appendix A. Supplemental Valuation Materials B. Share Repurchase / Recapitalization Analysis

1. Executive Summary

Situation Update On July 14, Hero received a verbal indicative preliminary price from KKR, Bain and Merrill Lynch Private Equity (the "Buyer Group") to acquire the Company for $48.75 per share in cash (the "Proposal") The Buyer Group indicated the following: Committed financing provided by JPM, Citi, BofA, and ML; no financing contingency Substantially complete with due diligence Market based contract During today's Special Committee meeting, in addition to evaluating the Proposal, we will give a preliminary assessment of Hero's current situation, strategic alternatives available to the Company, our initial views on valuation and an assessment of the Buyer Group's financing structure

CS and MS Preliminary Work Streams To-Date Due diligence on hospitals and medical centers to focus on: Location / type of services provided Cash flow by facility Owned vs. leased Diligence current debt obligations including amortization schedules, interest rates, and refunding, refinancing and change of control provisions Analysis of buy back strategy, including special dividend and Dutch auction Determination of optimal capital structure for a potential recapitalization or buyout Key Tasks Status quo with and without acquisitions Recapitalization Spin-off / split-off / asset sales Merger / sale of company Based on work done to-date, we are able to provide a preliminary assessment of Hero's financial condition and strategic alternatives. Discussions with CEO, COO, CFO and other senior executives Analyze historical financials and business plan including: Revenue analysis - patient volume / pricing, revenue gross to net ratio, same store growth, payor composition mix, utilization trends and bad debt expense Margin and working capital analysis (DSO trends, etc.), capex and other cash flow items Business Due Diligence / Preliminary Valuation Capital Structure Evaluation Real Estate Assessment Strategic Alternatives Assessment

Hero Situation Overview Hero's world class management team has created the industry leader Strong cash flow allowing for substantial capital investments and dividend / share repurchases Thoughtful business development initiatives in the face of significant competitive threats and challenging industry dynamics Respectable growth in pricing from payor community Numerous initiatives to create operational efficiencies and reduce expenses However, industry dynamics have created significant challenges Volume is down - competition from not-for-profits, outpatient centers and physicians Uncompensated care is growing rapidly Operating expenses are outpacing pricing increases - labor shortages, unions & supply costs Numerous earnings misses and quality of earnings issues Investors and research analysts are increasingly focused on key sector challenges and as a result: Multiple compression Concerns regarding growth are exacerbated by Hero's size A more skeptical view of future prospects Concerns over near term shortfall in consensus EPS

Strategic Alternatives Assessment Status Quo Acquisitions Spin-Off / Asset Divestiture Leveraged Recap Credit Suisse and Morgan Stanley have undertaken a preliminary review of strategic alternatives available to the Company. Merger / Sale Description Assessment PV of Share Price ('07 - '09) Repurchase shares in open market, financed with debt and free cash flow, and maintain 2.75x leverage Acquire additional assets or companies that can be used to accelerate growth Spin-off / divest surgery centers or lower performing hospital assets Lever up to ~4.0x ($4.5B+) for share buyback Significantly lever up through one-time dividend and possible repurchase (up to $12B) Sale to strategic or financial acquirer Current management plan and trading multiple suggest there is not significant upside to the current share price in the near- / mid-term If key operating drivers can be improved, there is significant potential upside Sizable acquisitions that will have a material impact are limited Multiple differential for sizable transactions would likely make dilutive Potential for dissynergies in separating business Surgical centers are core to Hero's strategy Accelerates EPS growth and returns to shareholders but also increases risk Significant leverage may put pressure on P/E multiple Doesn't functionally change operations Sale to strategic acquirer unlikely given Hero's size and lack of strategic fit with other large health care companies and conglomerates Financial sponsor transaction is the most realistic alternative however size of equity check limits universe $38.30-$45.68 NM $39.92-$46.37 $37.65-$45.50 $40.21-$46.19 NM

Preliminary Valuation Overview Valuation Methodologies Equity Value Per Share Current Price: $44.00 Proposal: $48.75 Analysis based on Management's Forecast (2H'06-2011) We have utilized a number of traditional valuation methodologies to assess the value of Hero Discounted cash flow analysis Review of selected companies Review of selected acquisitions Additionally, we have utilized a number of other financial metrics: LBO analysis Premiums paid in selected transactions Wall Street analyst views Finally, we have considered how Hero has traded both on a short and long-term basis 52-week high / low and historical average trading prices Longer-term valuation multiple trends Preliminary Valuation Overview

Overview of Buyer Group Indicative Proposal Implied Premiums and Multiples Sources and Uses

Financing Considerations Overview To provide the Committee with a perspective on the attractiveness and achievability of the proposed financing, we have worked to design an optimal debt structure. Key Observations The Buyer Group's proposed financing structure contemplates a leverage multiple of 6.5x based on LTM EBITDA of $4,241 million (6/30/06) Keeping the existing debt outstanding is an important part of the proposed capital structure Our preliminary analysis suggests that the proposed financing is feasible with respect to the amount of debt placed on the Company Based on the Buyer Group's Proposal, returns to equity investors are in the range of 18% - 23%, assuming an exit in year 5 at a 7.0x-7.5x multiple of LTM EBITDA (current trading multiple of 6.9x and purchase multiple of 7.2x) The Buyer Group has indicated a long-term exit expectation (6-8 years) which, were it to occur, may lower the return Preliminary analysis suggests that real estate financing is feasible and may enhance a transaction, primarily by lowering cost of funds Hero could raise up to $5-$6 billion in CMBS funding, yielding approximately a 150 basis point improvement in interest rate relative to bank debt ($75-$90 million annual savings) Given that CMBS funding would require third party appraisal, which may take 30 to 60 days, such financing may not be feasible in the time frame being considered

2. Situation Overview

CONFIDENTIAL

Key Industry Trends

Same Store Adjusted Admissions Growth


25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
(5.0%)
24.1%
10.5%
13.0%
4.4%
6.6%
1.1%
(1.9%)
3.4%
2.6%
0.0%
1.3%
1.4%
2002
2003
2004
2005
Rural Average (1)
Urban Average
Hero

Bad Debt Expense / Net Revenue


12.5%
11.5%
10.5%
9.5%
8.5%
7.5%
6.5%
12.4%
11.4%
10.0%
10.1%
10.0%
9.6%
8.3%
8.9%
8.8%
8.1%
8.0%
8.5%
7.9%
7.7%
7.6%
2001
2002
2003
2004
2005
Rural Average
Urban Average
Hero (2)

Source: Company filings, Wall Street Research.
Note: Rural index includes Health Management Associates, Community Health Systems and LifePoint Hospitals. Urban index includes Triad, Universal Health Services and Tenet Healthcare.
(1) LifePoint adjusted admissions excludes patients acquired through FY2005 acquisitions.
(2) Hero bad debt expense includes uninsured discount.

The growth and profitability of the hospital industry has been negatively impacted by slowing admissions growth and increased bad debt expense due to an increasing uninsured patient population.

CREDIT SUISSE 12 Morgan Stanley

Operational Metrics - Hero vs. Hospital Industry 2004-2005 Same Store Adjusted Admissions Growth 2004-2005 Cash Revenue / Same-Store Adjusted Admission Growth Bad Debt / 2005 Revenue 2005 EBITDA Margin Source: Company filings, Wall Street equity research. Note: Averages exclude Hero. Urban Average: 12.3% Rural Average: 18.3% Total Average: 14.8% Urban Average: 0.4% Rural Average: 1.1% Total Average: 0.7% Note: EBITDA is after minority interest, equity in earnings, and before gains on investments. (1) Despite higher than average bad debt expense, Hero has outperformed its urban hospital peers in terms of profitability. Source: Company Filings and Press Releases (1) Excluding uninsured discount, bad debt as a percentage of revenue would be 9.6%. Urban Average: 7.2% Rural Average: 15.4% Total Average: 10.7% Urban Average: 10.0% Rural Average: 9.6% Total Average: 10.3%

Source: FactSet Research Systems. Note: Hospital Index includes HMA, CYH, LPNT, TRI and UHS; excludes THC. Hero has traded in-line with the industry which has performed poorly since 2Q 2005 due to unfavorable operating trends. Stock Price Performance - Hero vs. Hospital Industry Expectation of improving bad debt trends drive multiple expansion leading to stock outperformance Lower than expected 2Q'05 results reinitiate a negative sentiment among investors and analysts on the sector

Hero Stock Price Performance Proposed Price: $48.75

Wall Street Sentiment on Hero Over Time Long-Term EPS Growth Rates Analysts' recommendations on Hero have worsened following a significant decline in long- term EPS growth expectations. Analyst Ratings on Hero Current 12/31/2005 12/31/2004 12/31/2003 12/31/2002 # of Ratings: 10 12 23 21 23 Source: FactSet Research Systems.

Historical Trading Analysis - LTM EBITDA Multiple Source: Factset Research Systems except Hero Enterprise Value / LTM EBITDA Multiples as per company filings. Note: Rural Index includes HMA, CYH and LPNT. Urban Index includes TRI and UHS; excludes THC. Reduced growth expectations have resulted in multiple compression. Hero 3 Year Average: 7.7x

Historical Trading Analysis - NTM P/E Multiple Reduced growth expectations have resulted in multiple compression however the PEG has remained relatively stable. Hospital Index Avg. Qtly. PEG Hero 3 Year Average: 15.0x Hospital Index 5 Year Average PEG: 1.00x Source: Factset Research Systems. Note: Hospital Index includes HMA, CYH, LPNT, TRI, UHS; excludes THC. Rural Index includes HMA, CYH and LPNT. Urban Index includes TRI and UHS; excludes THC.

2006 First Half Financial Performance Review 1H'2006 Financial Performance Relative to Budget Revenue - Admissions were 3.0% and 0.6% under budget in the Eastern and Western Groups, respectively Bad Debts - Better than expected bad debt expense Operating Expenses - Higher than expected expenses, particularly in the Central Group Investment Gains/Reversals - Gains on equity investments related to the insurance captive and reversal of malpractice reserve accruals have helped Hero's bottom line Reversals of $85 million in 1H'06 Realized gains of $100 million in 1H'06 Commentary Financial performance in the first half of 2006 was challenging for Hero.

Wall Street vs. Actual Results/Management Forecast EBITDA Hero's 2Q miss is disproportionately smaller than the expected 2007 shortfall. 2Q'2006 2006 2007 Earnings Per Share (EPS) $4,330 $4,598 Wall Street Consensus Hero Forecast Miss = 1.2% Difference = 1.0% Difference = 5.8% 2Q'2006 2006 2007 Miss = 8.0% Difference = 5.6% Difference = 15.1% ($ in millions) (2) (1) Preliminary and subject to confirmation. (2) Based on Management forecast including share repurchase effort. Gains/Reversals: $0.01 $0.17 Gains/Reversals: $9 $113 $68 $274 $0.10 $0.42 $50 $75 $0.08 $0.11 (1) (1)

Quality of Earnings Considerations While analysts are varied in their treatment of Investment Gains and Reserve Reversals, the proportion of 2Q earnings represented by these items could auger for further downward pressure on the shares. Summary of Historical Hero Earnings Despite reported results that exceeded or were generally in line with consensus estimates, Hero's share price was flat to down in the first two quarters where significant gain and reserve reversals were included in earnings.

Hero Trading Analysis CY 2006 Trading Statistics The discount to which Hero trades to its peers may be in part a reflection of an anticipated shortfall in earnings. EV / EBITDA P/E PEG CY 2007 Trading Statistics EV / EBITDA P/E PEG Note: PEG ratios are based on long-term EPS growth rates of: Hero Management with ongoing share repurchase (12.6%), Hero Wall Street (11.6%), Urban Average (12.4%), Rural Average (14.9%) for both 2006 and 2007.

Based on 2006 EBITDA Multiple Based on 2006 P/E Multiple Potential Stock Price Impact of 2006 Earnings Miss Hero could trade in the high $30s to low $40s following an announcement of its miss in the first half of 2006. Implied PEG Ratio 1.0x 1.1x 1.1x 1.2x 1.2x Notes: Based on 2006E EPS of $2.97 per Management forecast, (Base Case 2) pro forma for LifePoint. Blue line indicates Management forecast (Base Case 2) estimates including effect of share repurchase. Red line indicates implied share price based on 2006 EPS excluding gains on investments and reserve reversals ($2.69). (1) Based on 12.6% 2007-2011 growth as per Management forecast including share repurchase effort. Notes: Based on 2006E EBITDA of $3,990MM which is after minority interest, equity in earnings of affiliates, and stock-based compensation and before gains on investments. Pro forma for sale of LifePoint. Red line denotes implied price based on 2006 EBITDA excluding $85 million of reserve reversals ($3,905 million). Management Case (including Gains / Reversals) Management Case (excluding Gains / Reversals) $41.62 $42.60 $37.71 $42.59 2006 P/E Multiple Wall Street 14.0x 2006 EBITDA Multiple Wall Street 6.9x 2006 P/E Multiple Management 14.8x (1) 2006 EBITDA Multiple Management 7.0x $44.00 $41.22 $39.85 $44.00 Management Case (including Reversals) Management Case (excluding Reversals)

Potential Stock Price Impact of 2007 Earnings Shortfall The impact of full year 2007 guidance could be more negative than the reporting of 2Q results. Based on 2007 EBITDA Multiple Based on 2007 P/E Multiple Implied PEG Ratio 0.9x 1.0x 1.1x 1.2x 1.2x Notes: Based on 2007E EPS of $2.99 per Management forecast (Base Case 2) including share repurchase effort. Blue line indicates Management forecast. (Base Case 2) including share repurchase effort. Red line indicates implied share price based on 2007 EPS excluding gains on investments and reserve reversals ($2.91). (1) Based on 12.6% 2007-2011 growth as per Management forecast including share repurchase effort. Notes: Based on 2007E EBITDA of $4,092MM which is after minority interest, equity in earnings of affiliates and stock-based compensation and before gains on investments. Blue line indicates Management forecast (Base Case 2) estimates including share repurchase effort. Red line denotes implied price based on 2007 EBITDA excluding $25 million of reserve reversals ($4,067 million). 2007 P/E Multiple Wall Street 12.5x 2007 EBITDA Multiple Wall Street 6.5x $37.37 $36.44 $40.05 2007 P/E Multiple Management 14.7x 2007 EBITDA Multiple Management 6.9x $44.00 $44.00 $42.89 (1) Management Case (including Gains / Reversals) Management Case (excluding Gains / Reversals) Management Case (including Reversals) $39.66 $43.59 Management Case (excluding Reversals)

3. Hero Strategic Alternatives

Advantages Considerations Overview of Strategic Alternatives Maintain management focus on performance / opportunities No "transformational" decisions made at potential low in the industry cycle Markets have not rewarded recent Hero operational and financial structuring efforts Ability to pursue certain alternatives / options to maximize long-term value may be limited as a public company Use relative size to drive synergies through economies of scale Achieve a higher growth asset mix through select acquisitions Limited number of actionable acquisition opportunities Ability to "move the needle" will be challenging given Hero size relative to logical targets Most attractive targets will be expensive Ability to unlock value for shareholders via spin-off / split- off of certain assets Divestiture of underperforming assets that may be synergistic for another party Ability to "move the needle" may be challenging Potential for dis-synergies Potential for meaningful tax leakage with sale scenarios in divestiture scenario Significant immediate return of capital to shareholders through buyback and/or special divdend Increased leverage magnifies benefits to remaining equity holders Affirms management confidence in future business Increased risk to remaining shareholders Reduces financial flexibility due to higher leverage levels Create immediate shareholder value Opportunities to enhance operating performance may be greater as a private company Relieves existing shareholders of operational and reimbursement risks Transformational decision made at potential cyclical low in the industry cycle Ability to maximize value may be limited due to few, if any, strategic acquirers Risks to business if transaction does not close Strategic Alternatives Status Quo A Growth Through Acquisitions B Spin-off / Asset Divestitures C Leveraged Recap D Sale or Merger E

Hero Status Quo Risks / Considerations Business / Operating Strategy Focus on improving margins by continuing to develop solid expense controls (supplies, labor, bad debt expense) Consider in-market and out of market acquisitions Opportunistically build / buy specialty hospitals, imaging centers and rehabilitation facilities, etc. Continue to divest non-core assets to maintain focus and improve margins Ability to make strategic / operational decisions that "move the needle" is more limited as a public company - market focus on short-term results Near-term financial performance will likely put incremental downward pressure on Hero's shares Recent efforts to create shareholder value have not been rewarded due to market focus on macro environment Financial Strategy Utilize cash flow generation for internal / external projects with attractive ROIs Continue to pursue opportunistic share buybacks and increase dividend to accelerate cash return to shareholders A

Observations on Long-Term Financial Forecast Hero Management Financial Forecast Commentary Management projections based on current operating strategy and existing market environment Recent industry trends have created a more negative management outlook relative to Hero's historical performance: Admissions - Trends in overall admissions is expected to hamper revenue growth Uninsured - Patient mix will continue to drive bad debt and decrease overall margins Expense Reduction - Cost savings initiatives will be critical to maintaining overall financial performance Cash Flow - Substantial and increasing cash flow generation will allow management to pursue strategic opportunities and return capital to shareholders Industry Factors - A general recovery in the industry could have a meaningful positive impact on Hero's financial performance although Hero is subject to a number of operational risks as well A

Future Trading Analysis - P/E Multiple With Ongoing Share Repurchase up to 2.75x Leverage A Maintain 2.75x Debt / EBITDA Utilize cash flow and incremental debt capacity from EBITDA growth to repurchase stock on an ongoing basis 158 million shares repurchased between 2007- 2011 for $8.9 billion at an average price of $56.43 Future trading values based on current next twelve months (NTM) earnings multiple of 13.8x and 3 year average NTM earnings multiple of 15.0x (1) Stock price discounted to 6/30/06 at 8.5% cost of equity. Commentary

Hero Management Forecast Sensitivity Pricing Volume Self Pay / Uninsured Labor Costs Supply Costs Modest movements in key revenue and EBITDA drivers can have a meaningful impact on operating results and valuation. ($ in millions, except per share) A (1) Present value per share based on 7.2x multiple (equal to current Hero LTM EBITDA multiple) of 2009 EBITDA impact discounted back from 12/31/09 to 6/30/06 at cost of equity of 8.5%. (2) Based on 2004-2005 growth. (1) ($153) $151 1.0% (1.0%) ($355) $348 1.0% (1.0%) ($167) (0.5%) 0.5% $164 ($431) (0.5%) $435 0.5% ($239) $225 5.0% (5.0%)

Growth Through Acquisitions Hero could improve its growth and earnings profile through one or multiple acquisitions ($ in millions) B Hospitals Outpatient / Specialty Care Ancillary Services

Acquisition Landscape Moving the needle through acquisitions will be challenging given Hero's relative size and valuation. Long-Term Care Home Care Hospice Surgery Centers Dialysis Company's approximate size based on enterprise value is denoted by size of circle. B

Disaggregation / Non-Core Assets Divestitures Hero could potentially unlock value by spinning or splitting off certain businesses as well as considering the divestiture of underperforming or non-core assets C

CONFIDENTIAL

C Divestiture of Select / Underperforming Assets – *Illustrative Analysis*

Selection Methodology[1]

- Consider underperforming assets based on EBITDA margin and growth
- Preserve market grouping
- Total divestitures add up to ~25% of net revenue
- Considered 53 individual sub-markets and 174 facilities
- EBITDA margin ranges from 3.8% to 22.8%

Operating Metrics

	EBITDA Margin 2005	EBITDA Growth '02-'05 CAGR	Net Revenue Growth '02-'05 CAGR
Hero Average	18.2%	2.3%	7.2%
Divested Average	13.8%	(3.1%)	6.1%
Non-Divested Average	19.6%	4.0%	7.5%

Transaction Assumptions[1]

- Assumes underperforming hospital assets sold for 9.0x EBITDA for total proceeds of $6.4 billion and net proceeds of $5.1 billion
- Significant dissynergy due to lower operating leverage
  - Unleveraged overhead
  - Lost purchasing scale
  - Lost managed care contracting in markets that have declined

Potential Financial Impact

	Consolidated Hero	Divested Assets	Remaining Hero
2007 Revenue	$27,071	$5,317	$20,754
2007 EBITDA[1]	$4,330	$767	$3,501
2007 EBITDA Margin	*16.0%*	*12.1%*	*16.9%*
2007-2010 EBITDA Growth	*4.4%*	*0.4%*	*5.2%*
2007 EPS[2]	$2.99	—	$2.87
2007-2010 EPS Growth	*10.8%*	—	*12.3%*

Note: Assumes divested assets sold for $6.4 billion, tax basis of $3.1 billion and net proceeds of $5.2 billion. Approximately 72% of proceeds used to repurchase shares and 28% to pay down debt in order to maintain 2.75x leverage.

(1) EBITDA shown after gain on investments. Remaining Hero includes dissynergies of $62.5 million.

(2) EPS contribution calculated on the basis of the status quo / management forecast Base Case 2 with share repurchase program in which leverage is maintained at 2.75x.

(1) Based on McKinsey analytics.

CREDIT SUISSE 34 MorganStanley

Future Trading Analysis - P/E Multiple Divestiture of Underperforming Assets C Assumes underperforming hospital assets sold for 9.0x EBITDA for total proceeds of $6.4 billion and net proceeds of $5.1 billion Utilized $3.8 billion in proceeds to repurchase stock and $1.3 billion to pay down debt to maintain a 2.75x total debt / EBITDA ratio 208 million shares repurchased between 2007-2011 for $10.7 billion at an average price of $51.40 Future trading values based on current next twelve months (NTM) earnings multiple of 13.8x and 3 year average NTM earnings multiple of 15.0x Commentary (1) Stock price discounted to 6/30/06 at 8.5% cost of equity.

Preliminary Leveraged Recapitalization Analysis Key Considerations Hero could return a significant amount of cash to shareholders using two distinct techniques: Dutch Auction share repurchase or special dividend Opportunity to utilize excess debt capacity to deliver near-term value to shareholders (i.e., upfront cash plus retention of upside in the business) Precedent transactions indicate a positive impact on short-term stock price We believe that a Dutch Auction would allow Hero to return up to $4.5 billion to shareholders If Hero wished to maximize the size of the recap, it could execute a special dividend by itself or in combination with a Dutch Auction in an amount up to approximately $12 billion Sizing limited more by technical factors (e.g. number of shares sought relative to market cap and absolute scale of offer) than by Hero leverage capacity Only one precedent deal of this size ($4 billion tender by Kerr-McGee) Premium of 15-20% may be required to ensure success (higher premium than Hero's 2005 tender) Even at $4.5 billion in size (implies Debt / EBITDA of 3.7x), no material concerns about investor perceptions of leverage ratio Sizing limited primarily by Hero leverage capacity, although public investors' tolerance for leverage should also be considered Greater certainty of execution and no concept of a premium, but stock not retired Valuation trade-off may exist, at least in the near- term, as size of the dividend increases Hero may experience P/E multiple compression at higher leverage levels, but deleveraging should help multiple recover Dutch Auction Share Repurchase Special Dividend D

Future Trading Analysis - P/E Multiple Leveraged Recapitalization D Commentary Assumes Hero immediately repurchases 90 million shares at $50 per share for total consideration of $4.5 billion Pro forma Debt / EBITDA of 3.7x Two additional Dutch Auction repurchases executed in December 2008 and 2010 at a 20% premium to then-current share prices Repurchases sized so that pro forma Debt / EBITDA equals 4.0x 79.7 and 52.6 million shares repurchased, respectively at a prices of $55.27 and $77.50, respectively For future trading analysis, current 1 year forward P/E multiple of 13.8x based on Hero current NTM multiple (1) Stock price calculation assumes no premium paid in Dutch auction. Stock price and dividends discounted to 6/30/06 at 8.5% cost of equity.

Future Trading Analysis - P/E Multiple Special Dividend Hero pays a special dividend funded with debt based on Debt / EBITDA ratio of 5.5x Results in a dividend of $29.08 per share. In addition, holders retain 100% of their shares As initial leverage increases, potential exists for temporary multiple compression, but deleveraging over time should mitigate any multiple pressure For future trading analysis, assumes $12.0 billion dividend (5.5x Debt / EBITDA) and NTM P/E multiple compression of 20% in 2007E, 10% in 2008E, 5% in 2009E and 0% thereafter Comments (1) Stock price discounted to 6/30/06 at 8.5% cost of equity. D

Health Care Products Health Care Services Conglomerates with Health Care Interest Financial Sponsors Sample Companies Considerations / Issues Pfizer, Abbott, Medtronic Very different business model No / limited synergy Channel conflict Staff model precedents Limited synergies Contrary business objectives Focused principally on products, not services Labor intensive business model not consistent with current strategy Size of transaction may limit available alternatives Recent interest in space Merger or Sale E A merger with a strategic partner is challenging: Hero's size makes it difficult to be acquired by other smaller industry players Would be a large transaction indicating a new direction for any strategic acquirer Most realistic sale scenario for Hero is a sale to financial sponsor consortium United Healthcare, Wellpoint, Caremark, Medco Health General Electric, Siemens, Phillips, 3M KKR, Bain, Berkshire Hathaway, TPG, Blackstone, Apollo

4. Preliminary Valuation Summary

Hero Equity Value Per Share Preliminary Valuation Analysis ($ in millions) (1) Based on Hero Management forecast ("Base Case 2"). EBITDA is after minority interest, equity in earnings of affiliates and stock based compensation and before gains on investments. Pro forma for LifePoint sale. 2007 EPS assumes share repurchases up to 2.75x Debt / EBITDA. Proposed Price $48.75 Preliminary Valuation Other Financial Metrics Wall Street Analyst Price Target Discounted Cash Flow Analysis Selected Acquisitions Analysis Selected Companies Analysis 52 Week High / Low Premiums Paid Current Price $44.00 Leveraged Buyout Analysis 7.2x - 7.9x 7.0x - 7.7x 15.2x - 17.5x 15.1x - 17.4x 7.4x - 8.7x 7.2x - 8.5x 15.8x - 19.9x 15.7x - 19.7x 6.8x - 8.6x 6.7x - 8.4x 14.2x - 19.7x 14.1x - 19.5x 7.2x - 9.1x 7.0x - 8.9x 15.2x - 21.2x 15.1x - 21.1x FY2006E EBITDA FY2007E EBITDA FY2006E P/E FY2007E P/E 6.9x - 8.6x 6.8x - 8.4x 14.5x - 19.5x 14.4x - 19.4x 7.2x - 8.2x 7.0x - 8.0x 15.2x - 18.5x 15.1x - 18.4x 6.2x - 7.3x 6.0x - 7.1x 12.1x - 15.5x 12.0x - 15.4x $3,990 $4,092 $2.97 $2.99 Metric (1)

Preliminary Discounted Cash Flow Analysis

Preliminary Selected Companies Analysis 2006E P / E 2007E P / E 2006E EV / EBITDA 2007E EV / EBITDA Average 7.4x Average 8.1x Average 6.7x Average 7.1x Average 16.3x Average 15.1x Average 14.4x Average 13.3x Urban Rural Urban Urban Urban Rural Rural Rural

Preliminary Selected Transactions Analysis

Hero Premiums Paid Analysis

Wall Street Research Analyst Target Summary NA 15.0x 2007 EPS, 7x 2007 EBITDA, DCF 7.1x 2007 EBITDA 16.2x 2007 EPS 14.0x 2007 EPS, 7.0x 2007 EBITDA 14.5x 2007 EPS, 7.0x 2007 EBITDA 15.0x 2007 EPS 7.0x 2007 EBITDA 13.0x 2007 EPS 7.2x 2006 EBITDA 14.0x - 15.0x 2007 EPS 15.9x 2007 EPS 15.0x 2007 EPS 13.5x 2007 EPS Primary Valuation Method Mean $52.46 Median $53.00

5. Financing Considerations

Leveraged Buy-Out Financing Considerations Key Objectives: Maximize initial leverage Minimize blended cost of debt Adapt and size capital structure to support Hero's needs and ensure adequate liquidity Retain low-cost elements of current debt structure without limiting attractiveness of new debt Maximize security pool for new debt Approach: Keep existing senior notes outstanding without extending security Maximize use of structurally superior debt Unlock restricted collateral value Restricted Subsidiaries Unrestricted Subsidiaries Hero Parent Existing Senior Notes $1,400 EBITDA $2,841 33% % total 67% ($ in millions)

Summary of Buyer Group's Proposed Capital Structure Key Observations Structure contemplates keeping most of Hero's existing senior notes outstanding, thus lowering both funds raised and blended cost of debt Interest coverage and closing leverage ratios indicate a reasonably aggressive debt package, but our preliminary analysis suggests that the proposed financing is feasible $2 billion unfunded asset-backed revolver provides ongoing flexibility to fund operations and scheduled maturities ($ in billions) (1) As a multiple of LTM EBITDA of $4.241 billion (as of 6/30/06). (2) Facility may include an additional $2 billion of ABS revolver (unfunded at close). (3) Floating rate debt priced at LIBOR + 300bps Area.

Indicative Structuring Approach Hero Parent Unrestricted Subsidiaries Ultimate Parent NewCo II Restricted Subsidiaries ($ in millions) Key Observations Our preliminary structuring analysis yields a result similar to the Buyer Group's, suggesting the structure can achieve its intended results

Overview of Hero LBO Analysis Buyer Group Financing Structure Equity Returns - Exit Multiple and Operating Results Sensitivities (1) Source: Hero Management. Note: Case assumes a five-year exit. Closing balance sheet as of 12/31/06. Includes 10% management equity incentive plan; management receives 10% of the increase in equity value. (1) Exit multiple sensitivity case assumes leverage of 6.48x 6/30/06E LTM EBITDA. Operating results sensitivity assumes exit multiple of 7.2x in all cases. (2) Premium to stock price of $44.00 as of July 14, 2006. (3) Assumes 2006E EBITDA of $4,312 million. ($ in millions) Sources and Uses Note: Assumes PF EBITDA of $4,241 million, PF Cash Interest Expense of $2,360 million and PF CapEx of $1,795 million. (1) Operating metrics as of LTM 6/30/06. Pro Forma Credit Statistics(1)

Potential Role of Real Estate Financing in a Transaction Overview A CMBS financing would allow Hero to capitalize on the underlying value in its real estate, while lowering the cost of the pro forma capital structure We preliminarily believe that CMBS financing can play a role in the transaction Preliminary Sizing and Pricing Total capacity approximately $5 to $6 billion Pricing in the range of LIBOR + 50 - 150 bps, depending on structure Advantages Lower cost of capital than bank borrowings, which are currently the least expensive form of new capital Assess depending on structure, may modestly increase overall leverage capacity CMBS sold to a distinct set of investors and thus could enhance the execution of the overall financing Issues Timing of appraisals (30 to 60 days) Initial commitment of funds (conditional upon approvals, etc.) Impact on collateral package for other senior lenders

6. Next Steps

Special Committee Next Steps Assess attractiveness of Proposal relative to the risk/upside inherent in management plan If the Special Committee determines that the offer is sufficiently attractive to continue discussions with the Buyer Group, then it should address the following: Pricing Financing certainty (commitments) and potential alternative financing structures Merger agreement Diligence schedule Develop communication plan to respond to Buyer Group Assess timing on pre-announcement of earnings in relation to transaction Assess desire/feasibility/timing of approaching alternative bidders Agree to timetable/process if appropriate

Illustrative Timetable - Announcement to Closing 30 Days (assuming no HSR second request) 20 Business Days 5 Business Days Announcement File Preliminary Proxy Statement with SEC File HSR Pre-Merger Notification July 25 Mid August Receipt of SEC Comments HSR Clearance Mid September 15 Business Days Resolve SEC Comments 3-4 Weeks Early / Mid October Mail Proxy / Prospectus to Shareholders Shareholder Vote (assuming no HSR second request) Early / Mid November Closing End of November A transaction could be completed by the end of 2006.

Appendix

A. Supplemental Valuation Materials

Hero Acquisition Matrix

Selected Companies Analysis - Hospitals

Selected Companies Analysis - Surgical Centers

Wall Street Estimates vs. Actual and Management Case Near-to-mid term results for Hero are expected to be below Wall Street estimates.

Selected Transactions Back-up Information (1) Represents LTM EBITDA margin, unless noted.

Selected Transactions Back-up Information (cont'd)

Premiums Paid in Large LBO Transactions

Premiums Paid in Large U.S. Public Cash Transactions

Premiums Paid in Selected Transactions

WACC Analysis - Hospitals

B. Share Repurchase / Recapitalization Analysis

Self-Tenders By Large Cap Companies Self-Tender Offers by Companies with Market Caps over $1.5 billion - January 2000 to Current Source: Credit Suisse, Birinyi Associates, FactSet Research Systems, Company filings.

Hero Precedent Self-Tender - 2004 On October 13, 2004, HCA Inc. lowered its Q3 earnings guidance and announced a tender offer for up to 61 million shares Tender price range of $35.00 - $41.00 or (6.3%) discount to 9.7% premium The tender was later increased to 62.6 million shares at $39.75 ($2.5 billion) The tender was initially financed by borrowings of $1.25 billion under a new $2.5 billion credit facility and $1.25 billion under a new short-term loan facility On November 19, the short-term loan facility was refinanced with $500 million of 5.5% Notes due 2009 and $750 million of 6.375% Notes due 2015 The rating agencies downgraded HCA to BB+/Ba2 from BBB-/Ba1 following announcement of the tender S&P justified the downgrade by noting that "the magnitude of the transaction is indicative of a financial policy that is no longer consistent with an investment-grade rating" Equity research analysts reduced their HCA price targets following the guidance revision, but identified the tender as "the one positive in the release" Transaction Overview Sources & Uses Pro Forma Capitalization

Hero Precedent Self-Tender - 2004 Stock Price Performance NTM P/E Multiple 10/13/04: Hero announces tender for approximately 13.5% of its shares. (September 13, 2004 - December 11, 2004) (September 13, 2004 - December 11, 2004) Source: FactSet. Source: FactSet. 10/13/04: Hero announces tender for approximately 13.5% of its shares. 11/12/04: Hero announces preliminary results indicating the tender exceeded the repurchase target. 11/12/04: Hero announces preliminary results indicating the tender exceeded the repurchase target.

Hero Precedent Self-Tender - 2005 Sources and Uses ($ in millions) Pro Forma Capitalization ($ in millions) On October 13, 2005, in conjunction with pre-release of Q3 2005 earnings, Hero announced a Dutch auction self tender offer for $2,325 million but only repurchased about $1,325 million Tender price range of $43.00 - $50.00 or (7.9%) discount to 7.1% premium

Hero Precedent Self-Tender - 2005 Stock Price Performance NTM P/E Multiple 10/13/05: Hero announces tender for approximately 11.5% of its shares. (September 13, 2005 - December 14, 2005) (September 13, 2005 - December 14, 2005) Source: FactSet. Source: FactSet. 10/13/05: Hero announces tender for approximately 11.5% of its shares. 11/15/05: Hero announces preliminary results indicating the offer only resulted in about 55% of shares tendered. 11/15/05: Hero announces preliminary results indicating the offer only resulted in about 55% of shares tendered.

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